Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of February 12, 2025 (the “Effective Date”) between Brian Meadows (“Executive”) and Jones Soda Co, a Washington corporation (the “Company”). Executive and the Company are herein referred to, collectively, as the “Parties.”

RECITALS

A. Executive has substantial expertise and experience in the field of oversight, maintenance, and operation of a public Company’s finance and accounting functions.

B. The Company desires to employ Executive, and Executive has agreed to be employed by the Company, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, and incorporating the recitals above herein, the Company and Executive hereby agree as follows:

Section 1
Employment

1.1 Employment. The Company hereby employs Executive, and Executive hereby accepts such employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

1.2 Position and Duties. Executive shall serve the Company as its Chief Financial Officer. Executive shall have such powers and duties as are granted to Executive by the Company’s board of directors (the “Board”). Executive shall report to CEO Scott Harvey, or such other person as the Company may assign from time to time. Executive shall devote a substantial portion of the Executive’s business time and attention and full diligence and vigor and good faith efforts to the affairs of theCompany..

1.3 Place of Work. This position is based in British Columbia and Executive is authorized and permitted to regularly work remotely, at Executive’s discretion, when performing services for the Company (when so, Executive is assumed to be working from his place of domicile, unless the Company is informed otherwise, and Executive agrees to inform the Company immediately if his domicile changes during employment). However, Executive will be required to regularly travel to fulfill the duties of his position and to attend key meetings as designated by the Company’s CEO. Executive shall designate a workspace within his home for the placement, installation, and/or maintenance of equipment to be used while working remotely, from his home (the “Home Office”). Executive is responsible for ensuring the safety and security of all Company property and proprietary information in his Home Office. The Company is not liable for any damages to Executive’s home or personal property that result from his working remotely or from his home

1.4 Term. Executive’s employment under this Agreement shall commence as of February 12, 2025, and shall continue for an indefinite term, until terminated in accordance with Section 3 below; provided, however, that certain provisions of this Agreement shall continue in effect beyond the date of the termination of Executive’s employment (the “Termination Date”), as more fully set forth in Sections 3, 4, 5 and 6 below. All service-based entitlements provided for in this Agreement will be determined based on Executive’s Start Date and no prior service (including service with a previous employer) will be recognized, except to the minimum extent required by the British Columbia Employment Standards Act (the “ESA”).

1.5 Conditions. This offer of employment is also conditional on the qualification requirements to serve as a Chief Financial Officer under the rules and policies of the Canadian Stock Exchange (“Exchange”), and successful clearance of any reference or background checks completed by the Exchange, including the Exchange not objecting to Executive serving as Chief Financial Officer. If applicable, prior to the Start Date, Executive will provide to the Company for filing and delivery to the Exchange, a duly completed and executed “personal information form” as required by the Exchange. If the Exchange, at any time, including following the Start Date, objects to Executive serving as Chief Financial Officer, Executive agrees to resign as Chief Financial Officer and such resignation will be deemed “Without Good Reason” (as such term is defined below).

1.6 Workplace Policies. Executive will familiarize himself and comply with such policies as the Company may establish from time to time, including, but not limited to, the Code of Conduct and Employee Handbook. The Company shall be entitled to amend such policies from time to time without notice. In addition, the Company reserves the right to develop and introduce any new policies or procedures that it considers appropriate for the conduct and administration of the employment relationship.

Section 2
Compensation and Benefits

2.1. Compensation.

a. Base Salary. The Company shall pay to Executive an annualized base salary in the gross amount of USD 250,000.00 per annum (“Base Salary”), subject to applicable withholding, deductions, and other taxes, and payable in accordance with the Company’s ordinary payroll practices. During the term of employment hereunder, Executive’s salary shall be reviewed from time to time (but no less than annually) to determine whether an increase (or decrease) in Executive’s Base Salary is appropriate. Any such change shall be at the sole discretion of the Board. The Base Salary will be prorated for partial years worked, unless otherwise provided in Section 3.5 of this Agreement.

b. For each fiscal year during the term of employment, Executive shall be eligible to potentially earn and receive an annual cash bonus of an amount up to 35% of the Executive’s Base Salary (the “Annual Bonus”) at the discretion of the Board. The amount of the Annual Bonus shall be calculated based on the financial results of the Company’s soda business that is currently being conducted by the Company as of the Effective Date and will not include the financial results of any acquired entities or the businesses of any successor entity to the Company. The Annual Bonus will be payable in the year following the year to which such Annual Bonus relates, and no later than 10 business days following the date upon which the Company (or any successor entity) publicly files its annual report on the Form 10-K with the United States Securities and Exchange Commission. The first Annual Bonus that Executive will be eligible to potentially earn and receive will be measured against the Company’s 2025 fiscal year performance, and will be paid, if earned, in 2026, all subject to the terms of Section 2.4.

2.2. Benefits.

a. Generally. Executive shall be eligible to participate, to the extent such participation is legal and permitted by the applicable benefits plans, policies or contracts, in all employee benefits programs that the Company may adopt from time to time for its employees generally, providing for sick or other leave, vacation, or group health, disability and life insurance benefits, effective the 1st of the month following the Effective Date or such other date as otherwise agreed. The Company may amend, add, eliminate, or modify, in whole or in part, any benefits or plans from time to time, with or without advance notice.

b. Executive. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable plans, policies or contracts, in all benefits or fringe benefits which are in effect generally for the Company’s executive personnel from time to time. Executive shall be entitled to four (4) weeks of annual paid vacation, which will accrue porportionally over the course of the year. Accrued and unused vacation time shall be permitted to be carried over to subsequent years, subject to the maximum accrual cap of accrued and unused vacation (“Maximum Accrual Cap”). The Maximum Accrual Cap is twelve (12) weeks. If Executive reaches the Maximum Accrual Cap of accrued and unused vacation, Executive will not accrue any additional vacation until Executive uses enough vacation to fall below the Maximum Accrual Cap, at which point Executive will again earn and accrue vacation time. Executive will timely receive payment for any accrued and unused vacation upon separation from employment for any reason. Throughout his employment, Executive is required to take his annual minimum statutory vacation in accordance with the ESA.

2.3. Actively Employed Requirement. Notwithstanding any provision or practice to the contrary in any plan document or other agreement, Executive must be Actively Employed in order to be eligible for any incentive compensation, bonus, commissions, stock options, benefits, or any other forms of non-salary compensation or other entitlement. Under no circumstances will any incentive compensation, bonus, commissions, stock options, benefits, or other forms of non-salary compensation or entitlement continue to vest, accrue, or be payable following Executive’s last day of being Actively Employed. “Actively Employed” means the period during which Executive is employed by the Company up to and including the date on which Executive’s employment ceases (that is, the effective date of termination provided for in the notice of termination or resignation or retirement, as the case may be). This definition: (i) includes the statutory notice period for which Executive is deemed to be actively employed under the ESA, if any; and (ii) excludes any other period of non-working notice of termination or any period for which severance pay, pay in lieu of notice, or any other monies are paid to Executive in relation to the cessation of employment, regardless of whether the termination is with or without cause or with or without notice, wrongful or lawful. For greater certainty, Executive will not have any rights or entitlements whatsoever in respect of any payments under any form of incentive compensation program, commission plan, bonus plan, stock option plan, or benefit plan after Executive ceases to be Actively Employed (including, for the sake of clarity, any damages, payments, or otherwise in connection with or relating to lost payments under or the loss of any right to participate in such incentive compensation programs as a result of the cessation of Executive’s employment, whether terminated with or without cause, with or without notice, wrongfully or not).

Section 3
Termination

3.1. General. The provisions of this Section 3 shall survive the expiration or sooner termination of this Agreement. For purposes of this Section 3, the “Company” shall include the Company and any direct or indirect subsidiary or business unit of the Company.

3.2. By the Company:

a. For Cause. The Company shall have the right at any time, exercisable upon written notice, to terminate Executive’s employment for just cause, as determined by the Board, consistent with applicable law.

b. Due to Death. Executive’s employment shall automatically terminate upon Executive’s death.

c. Without Cause. The Company may terminate Executive’s employment under this Agreement at any time Without Cause. As used in this Agreement, a termination “Without Cause” means the termination of Executive’s employment by the Company other than for Cause pursuant to Section 3.2(a) above or due to death pursuant to Section 3.2(b) above.

3.3. By Executive:

a. Without Good Reason. Executive may terminate Executive’s employment under this Agreement at any time Without Good Reason, so long as Executive provides the Company with at least 14 days’ advance written notice. As used in this Agreement, a termination “Without Good Reason” means termination of Executive’s employment by Executive other than for Good Reason pursuant to Section 3.3(b) below.

b. For Good Reason. Executive shall have the right to resign Executive’s employment under this Agreement for Good Reason. As used in this Agreement, “Good Reason” means any of the following that occur without Executive’s consent: (i) a material reduction in Executive’s Base Salary, but only if similar reductions are not being applied to other members of the Company’s senior management, (ii) a material diminution in Executive’s authority, duties and responsibilities, other than in connection with or resulting from (x) the sale of all or substantially all of the business or assets of the Company, (y) the sale of any direct or indirect subsidiary or business unit of the Company, or (z) the acquisition or creation/formation by the Company of any new business, legal entity, or business unit of the Company (whether by merger, equity purchase, asset purchase, spin out, or separation formation), other than in a transaction that constitutes a “Change in Control” as defined in the Company’s 2022 Omnibus Equity Incentive Plan (the “Plan”); or (iii) the Company’s material breach of its obligations under this Agreement (including obligations under Section 2 of this Agreement). Any Good Reason termination will require at least thirty (30) days’ advanced witten notice by Executive of the event giving rise to Good Reason within thirty (30) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within sixty (60) days after the failure of the Company to cure such Good Reason event.

3.4. Compensation Upon Termination. Upon termination of Executive’s employment with the Company, the Company’s obligation to pay compensation and benefits under Section 2 hereof shall terminate, except that the Company shall pay to Executive or, if applicable, Executive’s heirs, all earned but unpaid Base Salary under Section 2.1(a) and accrued, but unused vacation under Section 2.2, in each case, through the Termination Date. If the Company terminates Executive’s employment Without Cause or if Executive terminates Executive’s employment for Good Reason, then, in addition to the foregoing compensation, the Company shall pay severance benefits pursuant to Section 3.5 below, and all unvested equity awards held by Executive that are scheduled to vest within six months of the Termination Date shall immediately vest on the Termination Date. In connection with the occurance of a “Change in Control” as defined in the Plan, all unvested equity awards held by the Executive shall immediately vest upon the subsequent termination of the Executive’s employment with the Company or the Company’s successor by the Company or the Company’s successor without Cause, or termination of the Executive’s employment with the Company or the Company’s successor by the Executive for Good Reason within twelve months of such Change in Control.No other payments or compensation of any kind shall be paid in respect of Executive’s employment with or termination from the Company. Executive hereby agrees to waive any right to further or additional compensation or benefits of any kind, whether pursuant to contract, the common law or otherwise. No other notice (including common law notice) or severance entitlements will apply. Notwithstanding any contrary provision contained herein, in the event of any termination of Executive’s employment, the exclusive remedies available to Executive shall be the amounts due under this Section 3.4 and Section 3.5 (if applicable).

3.5. Severance Benefits.

a. Subject to the terms and conditions of eligibility for Executive’s receipt of severance benefits under this Agreement, including the execution and delivery (and non-revocation, if applicable) by Executive of the Separation Agreement and General Release as set forth in Section 6.9 for any Severeance Benefits in excess of the minum requirements of the ESA, the Company shall pay to Executive the following as severance benefits:

i.	the minimum amount of termination notice or pay in lieu of notice (or a combination of the two) as required by and in accordance with the ESA; and

ii.	upon execution and delivery (and non-revocation, if applicable) by Executive of the Separation Agreement and General Release as set forth in Section 6.9, an amount equal to six (6) months Base Salary, in the manner set forth in Section 3.5(b), less the amounts provided to Executive pursuant to Section 3.5(a)(i).

b. In addition to amounts payable under Section 3.5(a), the Company will provide Executive with payment equal to its portion of the benefit premiums under Section 2.2(a) and (b) for six (6) months following termination; provided, that the Company’s obligation to make these payments to Executive shall cease on the date on which Executive first becomes eligible for coverage under any group health plan made available by another employer (and Executive shall notify the Company in writing promptly, but within 10 days, after becoming eligible for any such benefits).

c. The severance benefits under this Section 3.5 shall be paid to Executive in substantially equal installments, on a salary continuation basis, according to the Company’s normal payroll practices over the course of the applicable time period immediately following the date Executive incurs a Separation from Service (as defined below). The payment to Executive of any amount of termination pay in lieu of notice pursuant to Section 3.5(a)(i) shall be made on the Company’s first regularly scheduled payroll date following the Termination Date. The payment of installments pursuant to Section 3.5(a)(ii) shall commence upon the Company’s first regularly scheduled payroll date following Executive’s execution of the Separation Agreement and General Release and the seven (7) day revocation period (if applicable) contained therein, so long as Executive does not revoke the Agreement (if applicable). Each separate severance installment payment and each other payment that Executive may be eligible to receive under this Agreement shall be a separate payment under this Agreement for all purposes. This Section 3.5 regarding Severance Benefits shall apply regardless of any changes to the terms and conditions of Executive’s employment subsequent to his signing of this Agreement including, but not limited to, promotions and transfers, unless Executive and the Company expressly agree otherwise in writing.

Section 4
Certain Agreements

4.1. General. The provisions of this Section 4 shall survive the expiration or sooner termination of this Agreement.

4.2. Confidentiality. Executive acknowledges that the Company owns and shall own and has developed and shall develop proprietary information concerning its business, customers and clients (“Proprietary Information”). It is difficult to define in advance the scope of Proprietary Information, but, in general, it will be all information that has actual or potential economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, or information that could cause injury if disclosed. Proprietary Information will include, among other things, any and all information disclosed to Executive or known by Executive as a consequence of his provision of services for the Company that is not generally known outside to business competitors or the general public, whether or not it is marked as “proprietary” or “confidential.” Such Proprietary Information includes, without limitation, trade secrets, financial information (including without limitations budgets, costs, and pricing), product plans, customer lists, customer preferences, the terms of any agreements with customers or vendors, marketing plans, sources of supply, billing and distribution methods, systems, manuals, training materials, forecasts, Inventions (as defined below), improvements, ideas, works of authorship, technology, analytic data, know-how and other intellectual property, whether committed to writing or stored electronically, and includes information committed to memory. Executive shall, at all times, both during employment by the Company and thereafter, keep all Proprietary Information in confidence and trust and shall not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of Executive’s duties. Executive shall keep the terms of this Agreement in confidence and trust and shall not disclose such terms, except to Executive’s immediate family, accountants, or lawyers, or as otherwise required by law. Executive agrees to execute from time to time the Company’s standard form of confidentiality agreement applicable to all employees (the “Confidentiality Agreement”). Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, provincial, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from testifying truthfully under oath if Executive is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

4.3. Company Property. Executive recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company. Upon termination of employment, or as otherwise earlier requested by the Company, Executive shall (a) refrain from taking any such property from the Company’s premises, and (b) return to the Company any such property in Executive’s possession, custody, or control. Executive agrees that the Company may reveal the terms of this Section 4 and Section 5 to any future or potential employer of Executive.

4.4. Inventions.

a. Executive shall promptly disclose to the Company all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, know-how and trade secrets, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during and related to Executive’s employment or while using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Executive hereby assigns to the Company any rights Executive may have or acquire in all Inventions and agrees to perform, during and after Executive’s employment with the Company, at the Company’s expense, all acts reasonably necessary, as determined by the Company, to obtain and enforce intellectual property rights with respect to such Inventions; provided, however, that the foregoing assignment does not apply to an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Invention relates (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by Executive for the Company. Executive hereby irrevocably appoints the Company and its officers and agents as Executive’s lawyer-in-fact to act for and in Executive’s name and stead with respect to all Inventions.

b. If Executive has previously conceived of any Invention or acquired any ownership interest in any Invention which (i) is Executive’s property, solely or jointly; (ii) is not described in any issued patent as of the commencement of Executive’s employment with the Company; and (iii) would be an Invention if such Invention was made while a Company employee, then Executive shall, at Executive’s election, either: (A) provide the Company with a written description of the Invention on Exhibit A, in which case the written description (but no rights to the Invention) shall become the property of the Company; or (B) provide the Company with the license described in Section 4.4(c) of this Agreement.

c. If Executive has previously conceived or acquired any ownership interest in an Invention described above in Section 4.4(b) and Executive elects not to disclose such Invention to the Company as provided above or elects to use such Invention in the course of Executive’s employment with the Company, then Executive hereby grants to the Company a non-exclusive, paid-up, royalty-free license to use, copy, practice and sublicense the Invention, including a license under all patents to issue in any country which pertain to the Invention.

Section 5
Covenant Not to Engage in Certain Acts

5.1. General. The Parties understand and agree that the purpose of the restrictions contained in this Section 5 are established to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. The Parties acknowledge that Executive will be employed in a key and unique position, having access to the Company’s Proprietary Information, employee relationships and customer goodwill. Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair Executive’s ability to make a living after the termination of Executive’s employment with the Company. The provisions of this Section 5 shall survive the expiration or sooner termination of this Agreement. For purposes of this Section 5, the “Company” shall include the Company and any direct or indirect subsidiary or business unit of the Company.

5.2. Non-Compete; Non-Diversion. In consideration for this Agreement to employ and continue to employ Executive and other valuable consideration provided hereunder, Executive agrees and covenants that, during the term of employment and for a period of two (2) months after the Termination Date, and except when acting on behalf of the Company, Executive shall not, directly or indirectly, for Executive or any third party, alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member or otherwise, engage in the following acts:

a. divert or attempt to divert any existing business of the Company in the Geographic Area; for the purpose of this Agreement, “Geographic Area” means the geographic area of North America in which the Company carried on business during the last two years of Executive’s employment;

b. solicit, induce or entice, or seek to solicit, induce or entice, or otherwise interfere with the Company’s business relationship with, any “Customer” (as defined below) of the Company; for the purpose of this Agreement, “Customer” means (1) anyone who is a customer of the Company on the Termination Date that Executive had regular contact with, or managed or provided services to, or about whom Executive acquired Proprietery Information, and was a Customer of the Company on the date the alleged interference occurred; and (2) any prospective customer to whom the Company has made a presentation (or similar offering of services) within a period of six (6) months prior to the date the alleged interference occurred that Executive had regular contact with or about whom Executive acquired Proprietery Information;

c. accept any position or affiliation or assignment with, or render any services (whether as an independent contractor or employee, or otherwise) on behalf of, any company or line of business that competes in any Geographic Area in which the Company has sourced, manufactured or sold its products within the two (2) month period prior to the date of determination (a “Competing Business”). As used herein, “Competing Business” means the business of the Company as conducted on the applicable date, including without limitation the development, production, marketing and distribution of the Company’s primary products and services as of the applicable date or under development by the Company as of the applicable date (including, but not limited to, premium non-alcoholic beverages, premium alcoholic beverages, licensed products, and THC-infused cannabis beverages) ;

d. own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company), or become an officer, director, partner, member, or joint venturer of, any Competing Business;

e. advance credit or lend money to any third party for the purpose of establishing or operating any Competing Business; or

f. with respect to any independent contractor of the Company, or any employee of the Company: (i) attempt to hire or retain such individual to provide services for any third party; or (ii) encourage, induce, solicit, or cause, or attempt to encourage, induce, solicit, or cause, such individual to (A) terminate and/or leave the Company’s employment, (B) accept employment or enter into any other type of working relationship with any person or entity other than the Company, or (C) terminate such individual’s relationship with the Company or devote less than such individual’s full time and efforts to the Company.

5.3. Cessation/Reimbursement of Payments. If Executive violates any provision of this Section 5, the Company may, upon giving written notice to Executive, immediately cease all payments and benefits that it may be providing to Executive pursuant to Section 2 (except for any wages and vacation pay earned up to the date of the violation of this Section 5) and Section 3.5 (except for any amount of termination pay in lieu of notice pursuant to Section 3.5(a)(i)), and Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company pursuant to Section 3.5(a)(ii) between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Executive to forego or waive such payments in order to avoid Executive’s obligations under this Section 5; provided, further, however, that, notwithstanding the foregoing, any release of claims by Executive pursuant to Section 6.9 shall continue in effect.

5.4. Reasonableness of Covenants. Executive gives the Company assurance that Executive has carefully read and considered all of the restraints imposed under this Section 5. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company’s trade secrets and confidential and proprietary information, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, and geographic area. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company. Executive agrees not to challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5.

5.5. Survival; Injunctive Relief. Executive agrees that the provisions of this Section 5 shall survive the termination of this Agreement and the termination of Executive’s employment. Executive acknowledges that a breach by Executive of the covenants contained in this Section 5 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company immeasurable and irreparable injury and damage. Executive further acknowledges that Executive possesses unique skills, knowledge and ability and that competition in violation of this Section 5 would be extremely detrimental to the Company. By reason thereof, Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement, at law or in equity, or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any actual or threatened violation of this Section 5, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and Executive hereby waives, to the fullest extent permitted by law, the posting or securing of any bond by the Company in connection with such remedies.

Section 6
Miscellaneous

6.1. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, with return receipt requested, delivered by facsimile (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the Parties set forth below, or at such other address furnished in writing to the other Parties hereto:

To the Company:	Jones Soda Co.
4786 1st Avenue South
Suite D4
Seattle, WA 98134
Attn: Clive Sirkin
Email: clive.sirkin@gmail.com

To Executive:	At the home address of Executive, as maintained in the human resource records of the Company.

6.2. Severability. The Parties agree that it is not their intention to violate any public policy or statutory or common law. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of Section 5 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities, and geographic area will be substituted for any such restrictions held unenforceable.

6.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the province of British Columbia without regard to its principles of conflicts of laws. Executive agrees to submit to the jurisdiction of the province of British Columbia; and agrees that any dispute shall be brought exclusively in a provincial court of competent jurisdiction in the province of British Columbia. Executive waives any and all objections to jurisdiction or venue.

6.4. Survival. The covenants and agreements of the Parties set forth in Sections 3, 4, 5 and 6 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, irrespective of the reason therefor.

6.5. Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to the terms of employment, compensation, benefits, and covenants of Executive and the Company, and supersedes all other prior and contemporaneous agreements, emails, term sheets and understandings, inducements or conditions, express or implied, oral or written, between Executive and the Company relating to the subject matter of the Agreement. Notwithstanding the foregoing, Executive acknowledges that the Confidentiality Agreement shall continue in effect during the term of Executive’s employment and is incorporated herein by reference.

6.6. Counterparts; Amendment. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be amended or modified only by written instrument duly executed by the Company and Executive. A facsimile or electronic/pdf/email signature of this Agreement shall be as binding as an original signature.

6.7. Voluntary Agreement. Executive has read this Agreement carefully and understands and accepts the obligations that it imposes upon Executive without reservation. No other promises or representations have been made to Executive to induce Executive to sign this Agreement. Executive is signing this Agreement voluntarily and freely. Executive agrees that he had an adequate opportunity to obtain such independent legal advice as he deems prudent prior to entering into this Agreement.

6.8. Assignment; Binding Effect. The obligations of Executive hereunder may not be delegated and Executive may not assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns (including the heirs and personal and legal representatives of Executive and any direct or indirect successor of the Company by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up or otherwise with respect to all or substantially all of the business or assets of the Company). Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement.

6.9. Release of Claims. The Company’s obligation to pay severance benefits pursuant to Section 3.5(a)(ii) is expressly conditioned on Executive’s execution and delivery of a “Separation Agreement and General Release” substantially in the form of Exhibit B attached hereto and incorporated herein by this reference, no later than the date specified in the Separation Agreement and General Release after the date Executive incurs a Separation from Service (and without revoking the Separation Agreement and General Release for a period of seven (7) days following delivery, if such agreement contains a revocation period). Executive’s failure to execute and deliver such Separation Agreement and General Release within the time period specified in the Separation Agreement and General Release (or Executive’s subsequent revocation of such Separation Agreement and General Release within any applicable statutory timeframe) will void the Company’s obligation to pay severance benefits under this Agreement.

6.10. Confidentiality Of Previous Employers’ Information. The Company acknowledges that Executive may have had access to confidential and proprietary information of Executive’s previous employer(s) or contracting party and that Executive may be obligated to maintain the confidentiality of such information, not to use such information or not to provide certain services to the Company, in each case pursuant to applicable law and/or any contractual relationship between Executive and a previous employer or other contracting party. The Company hereby instructs Executive as follows: (a) Executive shall not disclose any such confidential or proprietary information to the Company or any of its affiliates, (b) Executive shall not use any such confidential or proprietary information in connection with Executive’s employment with the Company, and (c) Executive shall not perform any services for the benefit of the Company that would cause Executive to be in breach of Executive’s obligations owed to any previous employer or other third party. If the Company requests Executive to provide any such services or to disclose any such information, Executive will advise the Company that Executive is prohibited from doing so. Executive agrees to indemnify, defend and hold harmless the Company and its affiliates from and against any claims, losses or liabilities (including reasonable lawyers’ fees) incurred by the Company or any of its affiliates as a result of any breach by Executive of this Section 6.10.

6.11. In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the fiscal year following the fiscal year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the fiscal year following the fiscal year in which the expense was incurred. This Section 6.11 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

6.12. Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, provincial, or foreign withholding or other taxes or charges which the Company is required by applicable law to withhold. Executive shall be solely responsible and liable for any taxes imposed on Executive as a result of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY

JONES SODA CO.

By:
Name:	Paul Norman
Title:	Chairman of the Board of Directors

EXECUTIVE

Brian Meadows

EXHIBIT A

Inventions, Patents, Copyrights and Agreements

Previously Conceived Inventions.

Please describe any Inventions (as defined in Section 4.4(a)) that Executive has developed or in which Executive has some ownership interest prior to joining the Company.

None

EXHIBIT B

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made as of ________________________ by and between Brian Meadows (“Executive”) and Jones Soda Co., a Washington corporation (the “Company”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Employment. The parties agree that Executive’s employment with the Company and all of its affiliates is terminated effective as of _____________ (the “Termination Date”). Executive shall have returned to the Company all of the Company’s property and equipment in the possession, custody, or control of Executive (including, without limitation, identification cards, and any computer or other technological equipment and Proprietary Information (as defined in the Executive’s Employment Agreement with the Company dated February 12, 2025 (“Employment Agreement”)) on or prior to the Termination Date.

2. Payments Due to Executive. Executive acknowledges receipt of all accrued but unpaid Base Salary and any unpaid business expense reimbursements and accrued but unused vacation through the Termination Date. Other than as expressly set forth in this Section, Executive is not entitled to any consulting fees, wages, accrued vacation pay, benefits or any other amounts with respect to Executive’s employment through the Termination Date. Any payments or other benefits currently being paid to Executive that are not expressly set forth in Section 3 below, or an applicable plan document, shall cease as of the Termination Date and Executive shall not be entitled to any further payment or benefits except as specifically set forth in Section 3 below, or an applicable plan document. Executive acknowledges and agrees that, to the extent that there is a bona fide and good faith dispute between Executive and the Company as to whether Executive is owed any additional wages or compensation, Executive is willing to compromise and resolve such claims by accepting the consideration, as set forth in Section 3 below, that Executive will receive under the terms of this Agreement.

3. Severance Benefits and Continuing Health Insurance Coverage. Pursuant to Employment Agreement Section 3.5 and in consideration of Executive’s execution and non-revocation of this Agreement under Section 4(g) below (if applicable), the Company agrees to pay to Executive the benefits specified in such Section 3.5(a)(ii) and with payment occurring at the times specified in such Section 3.5(b) (collectively the “Separation Benefits”). The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, provincial, or foreign withholding or other taxes or charges which the Company is required by applicable law to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

4. General Release.

a. In exchange for the Separation Benefits provided to Executive under this Agreement, Executive, on behalf of Executive and Executive’s heirs, executors, personal representatives, administrators and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to each such entity, its officers, directors, managers, employees, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all known and unknown actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings, liabilities, and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to Executive’s employment with the Company and/or the separation of Executive from the Company through the date Executive signs this Agreement.

b. This general release of Claims by Executive includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive’s employment with and separation from the Company; (iii) all Claims including, without limitation, any Claim for wages, holiday pay, vacation pay, overtime pay, bonus payments, commissions, right to reinstatement, pension benefits, short-term disability benefits, long term disability benefits, other benefit entitlements, notice of termination or payment in lieu of notice, severance pay, or any other employment benefit whatsoever whether arising pursuant to contract, common law, statute including, without limitation, the B.C. Employment Standards Act, the B.C. Human Rights Code, the B.C. Workers Compensation Act, the B.C. Occupational Health and Safety Regulation, the common law, pursuant to contract or otherwise; (iv) all Claims for discrimination, harassment, and retaliation arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Older Worker Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law, including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation, or other tort; and (v) all Claims for lawyer/attorney’s fees, interest, or costs.

c. Executive acknowledges that the parties to this Agreement have discussed or otherwise canvassed any and all human rights or harassment complaints, concerns, or issues, whether or not arising directly out of or in respect to Executive’s employment with the Company and the termination of that employment and that it has been agreed that the said consideration constitutes a full and final settlement of any existing, planned, or possible claims or complaint(s) Executive may have against the Company under the B.C. Human Rights Code or the B.C. Workers Compensation Act.

d. Executive acknowledges that the said consideration represents payment in full of any and all amounts including, without limitation, wages, overtime pay, vacation pay, severance and pay in lieu of notice, to which Executive is or may be entitled pursuant to the B.C. Employment Standards Act.

e. Executive agrees that there is a risk that each and every injury which Executive may have suffered by reason of Executive’s employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that, as a result thereof, further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company Parties, and Executive fully understands that, by the execution of this Agreement, no further claims for any such injuries may ever be asserted.

f. Executive agrees that the consideration set forth in Sections 2 and 3 above shall constitute the entire consideration provided under this Agreement, and that Executive will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or lawyer/attorneys’ fees in connection with the matters encompassed by this Agreement.

g. For the purpose of implementing a full and complete release, Executive expressly acknowledges and agrees that this Agreement resolves all legal claims Executive may have against the Company Parties as of the Effective Date of this Agreement, including, but not limited to, claims that Executive did not know or suspect to exist in his favor at the time of the Effective Date, despite the fact that applicable law may provide otherwise. As such, Executive understands and agrees that, if any facts with respect to this Agreement or Executive’s prior treatment by or employment with the Company are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of, and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for said risks, and that Executive will have no legal recourse against the Company in the event of discovery of a difference in facts.

h. Executive agrees to the release of all known and unknown claims, including expressly acknowledging his understanding that, among the various rights and claims being waived by Executive in this Agreement, Executive is waiving and releasing any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Workers Benefit Protection Act, Executive understands and agrees that this waiver and release is knowing and voluntary, Executive having specifically read and understood the provisions of this Paragraph before signing this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that, in accordance with ADEA, the following:

i. Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised to do so;

ii. Executive shall have a period of [If part of broad layoff: forty-five (45)] [OR] [Otherwise: twenty-one (21)] days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the “Review Period”). Executive may at Executive’s option execute this Agreement at any time during the Review Period. If Executive does not return the signed Agreement to the Company prior to the expiration of the [If part of broad layoff: 45-day] [OR] [Otherwise: 21-day] period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company. Executive may take less than the [forty-five (45)/twenty-one (21)] days if Executive so chooses, and, if Executive wishes to do so, Executive may sign this Agreement at any time within the [forty-five (45)/twenty-one (21)] day period;

iii. Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable until the seven-day period has expired (“Revocation Period Expiration Date”). Notice of a revocation by Executive must be made to the designated representative of the Company (as described below) within the seven (7) day period after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable. Accordingly, the “effective date” of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7) day revocation period. This revocation period is not waivable;

iv. if Executive signs this Agreement, Executive specifically waives any rights Executive may have against any Company Parties, including, but not limited to, rights or claims which may have arisen under the ADEA as a result of Executive’s employment with the Company or termination of employment;

v. a significant portion of the Separation Benefits is in consideration for release of any claims or rights under the ADEA; and

vi. this waiver is an exchange for considerations consisting of the Separation Benefits, to which Executive is not otherwise entitled.

5. Review of Agreement; No Assignment of Claims. Executive represents and warrants that Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel to the extent Executive deems it necessary, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (d) has not transferred or assigned any Claims and (e) has not filed any complaint or charge against any of the Company Parties with any local, state, provincial, or federal agency or court.

6. No Claims. Each party represents that it has not filed any Claim against the other party with any state, provincial, federal or local agency or court and Executive agrees that should he commence or continue any Claim against the Company Parties or any provider of benefit plans made available to Executive by or through the Company, in any way connected to Executive’s employment or the termination of Executive’s employment, this Release may be raised as a complete bar to such proceedings, and the Company and all of those entitled to the benefit of this Release shall be entitled to raise this Release in support of an order dismissing such proceedings without costs. Executive further agrees that he will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that nothing in this Agreement shall be construed to prohibit Executive from filing a Claim with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC or similar state agency or regulatory body; provided, further, that Executive acknowledges that Executive will not be entitled to recover any monetary or other damages in connection with or as a result of any such EEOC or state agency proceeding.

7. Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the province of British Columbia without regard to provisions or principles thereof relating to conflict of laws.

8. Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged against the Company Parties or any provider of benefit plans made available to Executive by or through the Company, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.

9. Indemnification. Executive agrees to defend, indemnify and hold harmless the Company from and against any loss, cost, damage, or expense (including, without limitation, reasonable lawyers’ fees) incurred by the Company as a result of any breach of this Agreement by Executive.

10. Indemnification from Government Agencies.

a.	Executive agrees to save harmless and indemnify the Company from and against all claims, charges, taxes or penalties and demands which may be made by governmental authorities against the Company in respect of income tax payable by Executive in relation to Executive’s employment income from the Company and aforesaid consideration.

b.	Executive agrees to save harmless and indemnify the Company from and against all claims, charges, taxes, penalties or demands which may be made related to the Employment Insurance Act or the Canada Pension Plan, with respect to any amounts which may, in the future, be found to be payable by Executive in relation to Executive’s employment income from the Company and aforesaid consideration.

11. Non-Assigment of Claims. Executive agrees that he has not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which Executive is releasing in this Release.

12. Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Executive agrees not to disclose the terms of this Agreement to anyone except Executive’s spouse, lawyer, accountant, and financial adviser. Executive further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Executive may disclose the terms of this Agreement if compelled to do so by a court, but Executive agrees, to the extent legally permissible, to notify the Company immediately if anyone seeks to compel Executive’s testimony in this regard, and to cooperate with the Company if the Company decides to oppose such effort.

13. Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive’s continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Executive with respect to non-competition or non-solicitation, and Executive covenants and agrees to abide by all such continuing obligations.

14. Ownership of Materials and Intellectual Property. Executive acknowledges and agrees that the terms of any Confidentiality Agreement Executive signed and entered into with the Company (including but not limited to any confidentiality provisions of any offer letter or Employment Agreement), shall remain in effect following the termination of Executive’s employment and are incorporated herein by reference. Compliance with these terms is a material condition of this Agreement and the Company will be excused of any obligation to provide Separation Benefits pursuant to Section 3.5(a)(ii) and recover any payments already issued in the event that Executive breaches this provision or the terms of the Confidentiality Agreement.

15. No Defamatory Comments. To the maximum extent permitted by applicable law, Executive agrees not to in any way or to any extent make any statement, written or oral about the Company, including any of its officers, directors, managers, employees, shareholders, or those of any of its subsidiaries or affiliated entities that disparages, or otherwise impair the reputation, goodwill, or commercial interest of the Company and the Company Parties, including but not limited to their employees, officers, directors, management, shareholders, and/or the Company’s or the Company Parties’ performance, work product or method of operating. Executive agrees that Executive will not, without first obtaining written approval from the Company: (i) make any public statement in the nature of a press release or media interview with respect to any aspect of Executive’s employment with the Company or any of its operating units, subsidiaries, affiliates or parents; or (ii) make any statement, written or oral, with respect to past or projected future financial performance of the Company or any of its operating units, subsidiaries, affiliates or parents.

16. Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, including by electronic means (such as DocuSign), all of which, when taken together, shall constitute one and the same instrument.

17. Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between the Company and Executive and supersede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, the Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

EXECUTIVE HAS READ THIS AGREEMENT; EXECUTIVE FULLY UNDERSTANDS ITS TERMS; EXECUTIVE IS ADVISED TO CONSULT A LAWYER FOR ADVICE; EXECUTIVE HAS THE RIGHT TO CONSULT WITH A LAWYER PRIOR TO EXECUTING THIS AGREEMENT; EXECUTIVE HAS HAD AMPLE TIME TO CONSIDER EXECUTIVE’S DECISION BEFORE ENTERING INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THE FOLLOWING: EXECUTIVE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; EXECUTIVE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON EXECUTIVE.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY THE COMPANY OF EXECUTIVE’S ABILITY TO TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY SECTION 4(h)(ii) ABOVE AND THAT EXECUTIVE HAS THE RIGHT TO CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT AND HAS DONE SO TO THE EXTENT EXECUTIVE WISHES TO DO SO.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

COMPANY

JONES SODA CO.

By:
Name:
Title:

EXECUTIVE

Brian Meadows